Exhibit 21.1
List of Subsidiaries
of
CompoSecure, Inc.

1. CompoSecure Holdings, L.L.C., a Delaware limited liability company
2. CompoSecure, L.L.C., a Delaware limited liability company
3. Arculus Holdings, L.L.C., a Delaware limited liability company